Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 6, 2002

Florida East Coast Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)

Florida	001-82728	59-2349968

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification
of Incorporation)		Number)

One Malaga Street, St. Augustine, Fl (Address of Principal Executive Offices)	32084 (Zip Code)

(904) 826-2398
(Registrants Telephone Number)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2002	Registrant: Florida East Coast Industries, Inc.

	By:	/s/Heidi J. Eddins

Title: Executive Vice President, Secretary & General Counsel

Item 9. Regulation FD Disclosure

On November 6, 2002, the Registrant issued a press release which announced it has written down the entire book value of the long-lived assets of its telecommunications subsidiary, EPIK Communications Incorporated, and that it is seeking to exit the telecommunications business.

The press release is reproduced below.

Investor Contact: Bradley D. Lehan
(904) 819-2128
Media Contact: Husein A. Cumber
(904) 826-2280

FLORIDA EAST COAST INDUSTRIES TO EXIT
TELECOMMUNICATIONS BUSINESS

- Company writes down carrying value of long-lived telecommunications assets -

St. Augustine, FL – November 6, 2002 – Florida East Coast Industries, Inc. (NYSE:FLA, FLA.b) (FECI) today announced that it has written down the entire book value of the long-lived assets of its telecommunications subsidiary, EPIK Communications, and that it is seeking to exit the telecommunications business.

Robert W. Anestis, chairman and chief executive officer of FECI, commented: “We are committed to exiting the telecommunications business in the best way possible for our shareholders. Going forward, we will continue to focus on our core Real Estate and Railway businesses, Flagler Development Company and Florida East Coast Railway, L.L.C., both of which have a solid track record of success. Notably, our core businesses generate significant cash flow to support the future growth of our Company. On an annualized basis, the Railway is contributing over $70 million in EBITDA and Flagler’s operating property rentals contribute nearly $40 million. We will capitalize on FECI’s established positions in the Southeast real estate and freight markets.”

On June 20, 2002, FECI announced it had retained Morgan Stanley to assist in a review of strategic alternatives for EPIK. As a result of the review, FECI has decided to exit the telecommunications business and will record a non-cash impairment charge of $238.1 million pre-tax, equivalent to $146.4 million after tax or $4.02 per diluted share, in the third quarter 2002. This accounts for the entire book value of EPIK’s long-lived assets.

In the fourth quarter of 2002, EPIK will seek to sell those assets that are no longer needed to meet existing customers service obligations while minimizing expenses. FECI presently intends to continue to support EPIK’s provision of such service to existing customers while it seeks to exit the telecommunications business. However, there can be no assurance that FECI will continue such support indefinitely.

FECI will hold its quarterly conference call to discuss third quarter results this morning, at 10:00 a.m. Eastern Time (ET) (9 a.m. Central Time). The call is being webcast by CCBN and can be accessed at www.feci.com. The dial-in number for the call is 877/679-9055. A replay of the call will be available approximately 2 hours after completion of the call on the company website and at 800/615-3210, access code 6236695, until November 13, 2002 at 11:59 pm ET.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in St. Augustine, Fla., conducts operations through three wholly owned subsidiaries, Flagler Development Company (Flagler), Florida East Coast Railway, L.L.C. (FECR), and EPIK Communications Incorporated (EPIK). Flagler owns, develops, leases and manages 6.7 million square feet of commercial and industrial space, and owns approximately 966 acres of entitled land and 12,000 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami. EPIK, based in Orlando, Fla., is a telecommunications provider. For more information, visit the Company’s Web site at http://www.feci.com.

# # #

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward- looking statements. Important factors that could cause such differences and other risk factors are included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. In addition, there are risks related to factors such as changes and deterioration in telecommunications industry business conditions, Company’s ability to respond to customer demands and industry changes; credit risks associated with contractual obligations from telecommunications customers, changes in business strategies and implementation of those strategies, new or existing competition; legislative or regulatory changes; technological changes; receptivity to industry consolidation by the securities markets, perceptions of future growth of demand for telecommunication services in Florida and elsewhere, and access to capital, all of which could affect third parties’ level of interest and their ability to consummate a transaction involving EPIK, or acquisition of some or all of EPIK’s assets that is acceptable to the Company. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.